Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

VERTIS, INC.

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Vertis, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The name of the corporation is Vertis, Inc. and the name under which the corporation was originally incorporated is BFP Holdings Corp.  The date of filing of its original Certificate of Incorporation with the Secretary of State was July 14, 1993.

2.             This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.             The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

FIRST:                   The name of the Corporation is Vertis, Inc. (hereinafter the “Corporation”).  The Corporation was originally incorporated under the name BFP Holdings Corp. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 14, 1993.

SECOND:              The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue shall be three thousand (3,000), consisting of three thousand (3,000) shares of Common Stock, par value $0.01 per share. No shares of the previously designated Series A Junior Preferred Stock having been issued, such series is hereby terminated and all matters set forth in this certificate of incorporation with respect to such series are hereby eliminated from this certificate of incorporation. No shares of the Class B Common Stock remaining outstanding, been terminated and all matters set forth in this certificate of incorporation with respect to such series have been eliminated from this certificate of incorporation.

FIFTH:                    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation, and of its directors and stockholders:

(1)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of not less than three nor more than 12 members, the exact number of which shall be fixed from time to time by the Board of Directors.

(2)           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation. Stockholders may make, adopt, alter, amend, change or repeal the Bylaws of the Corporation upon the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

(3)           No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(4)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH:               Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH:                Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation shall, by virtue of this reference to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Big Flower Holdings, Inc., a Delaware corporation, or any successor thereto by merger, so long as such corporation or its successor is the ultimate parent, directly or indirectly, of this Corporation, by the same vote that is required by the General Corporation Law of the State of Delaware and/or the certificate of incorporation of this Corporation. For the purposes of this Article Eighth, the term “parent” shall mean a corporation that owns, directly or indirectly, at lease a majority of the outstanding capital stock of this Corporation entitled to vote in the election of directors of this Corporation without regard to the occurrence of any contingency.

4.                              This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael T. DuBose, its Chairman and Chief Executive Officer, this 9th day of March, 2007.

/S/ Michael T. DuBose
By: Michael T. DuBose
Chairman and Chief Executive Officer